GENERAL FINANCE CORPORATION SET TO JOIN RUSSELL 3000® INDEX AND RUSSELL GLOBAL INDEX

PASADENA, CA – June 11, 2018 – General Finance Corporation (NASDAQ:GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions (the “Company”), announced that it is set to join the Russell 3000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 22, according to a preliminary list of additions posted on June 8.

Annual reconstitution of the Russell 1000® and Russell 3000® indexes captures the 4,000 largest U.S. stocks as of May 11, ranking them by total market capitalization. For the Company, membership in the Russell 3000® means automatic inclusion in the small-cap Russell 2000® Index, which includes approximately 2,000 U.S. small and mid-cap companies. The Russell Global Index, which captures approximately 98% of investable securities globally, is also reconstituted annually. Membership in the Russell Indexes remains in place for one year. Approximately $8.4 trillion in assets are benchmarked against Russell’s U.S. indexes.

For more information on the Russell 3000 Index and the Russell indexes reconstitution, please go to the Russell Reconstitution section on the FTSE Russell website.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel related products in North America.

About FTSE Russell

FTSE Russell is a leading global index provider creating and managing a wide range of indexes, data and analytic solutions to meet client needs across asset classes, style and strategies. Covering 98% of the investable market, FTSE Russell indexes offer a true picture of global markets, combined with the specialist knowledge gained from developing local benchmarks around the world.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $15 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create investment funds, ETFs, structured products and index-based derivatives. FTSE Russell indexes also provide clients with tools for asset allocation, investment strategy analysis and risk management.

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Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223